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                                                                 Exhibit 2(k)(1)


                                                         American Stock Transfer
                                                                  &Trust Company
                                                                  40 Wall Street
                                                              New York, NY 10005
                                                                    212-936-5100
                                                               Fax: 718-236-4588

                                             November 22, 1993


Mr. Warren J. Olsen
The Morgan Stanley High Yield Fund, Inc.
1251 Avenue of the Americas, 22/nd/ Floor
New York, New York 10020

Dear Mr. Olsen:

     This is to confirm that American Stock Transfer & Trust Company will provide The Morgan Stanley High Yield Fund, Inc. (the "Fund") with complete Registrar, Transfer Agent, Dividend Reinvestment and Paying Agent Services for a flat monthly fee of $1,500.00 (such fee includes out-of-pocket expenses such as but not limited to line charges associated with toll-free telephone calls, imprinting shareholder names on proxy cards, insurance, stationary and facsimile charges). We guarantee this rate for a period of three years providing you have up to 5,000 shareholders. In case the number of record holders exceeds 5,000, your monthly fees will be increased proportionately. The term of this Agreement shall be for three years commencing from the date first indicated above.

     The following services are included in American Stock Transfer & Trust Company's flat monthly fee:

CERTIFICATES

 .  Issuance, registration and cancellation of all stock certificates.
 .  Processing legal transfers and transactions requiring special handling, including window items and mail items.
 .  Mailing certificates to shareholders as a result of transfers.
 .  Provide daily reports of processed transfers.
 .  Process indemnity bonds and replace lost certificates.
 .  Combine certificates in large denominations.
 .  Maintain stop transfers, including the placing and removing of same.

ACCOUNT MAINTENANCE

 .  Maintenance of all shareholder accounts.
 . Processing address changes and other routine file maintenance adjustments. . Opening of new accounts, closing and consolidation of existing accounts.
 .  Maintenance, placement and removal of stop transfers.
 .  Posting of all debits and credit certificate transactions.
 .  Social Security solicitation.
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 .  Handling of shareholder and broker inquiries.

MONTHLY CASH DISTRIBUTIONS

 .  Preparation and mailing of checks to shareholders.
 .  Insertion of all required enclosures.
 .  Issuance of replacement checks.
 .  Maintenance of Postal return items, including coding undeliverable accounts to suppress mailing dividend check to same.
 .  Check reconciliation.
 .  Providing check registers to the Fund and providing photocopies of cancelled checks when requested.
 .  Furnish requested dividend information to shareholders.
 .  Process address change requests.
 .  Processing and record keeping accumulated uncashed dividends.

DIVIDEND REINVESTMENT PLAN ADMINISTRATION

 .  Reinvestment and/or cash investment transactions of dividend reinvestment plan participant account.
 .  Prepare and acknowledge cash receipts from shareholders.
 .  Prepare and mail dividend reinvestment and cash investment statements
   (monthly).
 .  Correspondence with members of the plan and shareholder inquiries concerning the plan.
 .  Process and mail proceeds to shareholders wishing to terminate the plan.
 .  Mailing year-end tax information to shareholders and IRS.
 .  Maintain existing accounts and establish new dividend reinvestment plan accounts.
 .  Process withdrawal and redemption requests.
 .  Certificate depository and safekeeping.
 .  Supply summary reports for each reinvestment/investment to the Fund.

ANNUAL SHAREHOLDER MEETING

 .  Provide shareholders list as of the record date.
 .  Proxy vote solicitation for routine meetings.
 .  Printing of shareholder name on proxy cards.
 .  Verification of broker bills.
 .  Mailings to shareholders.
 .  Attend and act as Inspector of Election for Annual Meeting.
 .  Respond to inquiries as to whether specific accounts have yet voted.

PROXY DISTRIBUTION AND TALLYING

 .  Contact brokers and nominees for votes before annual meetings, including mailing search cards and processing omnibus proxies received.
 .  Proxy tabulations, including receiving, opening and examining returned proxies.
 .  Preparation of Proxy Tabulation Reports (daily).
 .  Provide final report on how each shareholder voted on each proposal.

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LISTS AND MAILINGS

 .  Providing various statistical reports as requested.
 .  Enclosing multiple proxy cards to same household in one envelope.
 .  Monitor undeliverable mail and suppress mailing until correct address is located.
 .  Furnishing shareholder listings, in any sequence.
 .  Geographical detail reports showing all stocks issued and surrendered over a specific period.
 .  Providing complete sets of mailing labels and reports.
 . Address, enclosed and mail quarterly reports, semi-annual reports and annual reports to shareholders.

REMOTE ACCESS

     This Service gives you with the ability to directly access your shareholder database. The following options are available:

 .  Shareholder maintenance.
 .  Proxy tabulation.
 .  Certificate information.
 .  Correspondence.
 .  Shareholder addresses.

TAX FORMS

 . Prepare and file year-end 1099 forms and 1042 forms for non-residents. . Furnishing year-end 1099 forms to shareholders.
 .  Replacing lost 1099 forms to shareholders.
 .  Escheatment reports furnished to various state agencies.

INTEREST AND DIVIDEND TAX COMPLIANCE ACT OF 1983

 .  Withholding tax from shareholder accounts not in compliance with the provisions of the Act.
 .  Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Services.
 .  Responding to shareholder inquiries regarding the Regulations.
 .  Mailing to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding.
 .  Annual mailing to pre-1984 account which have not yet been certified.
 .  Performing shareholder file adjustments to reflect certification of accounts.

     All certificate issuances, reports, mailings, labels, transfers and transactions, described above will be provided to you and your shareholders on an unlimited basis.

     This Agreement and the duties, obligations and services to be provided herein, may not be assigned or otherwise transferred without the prior written consent of the Fund.

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     Termination of this Agreement may be made with thirty days written notice by either party. If this Agreement is terminated, the Fund will pay a fee which has accrued but has yet been paid related to the services rendered though the date of termination.

     Upon expiration of this Agreement, without termination by either party, it shall continue in effect from month to month on the same terms unless and until either party terminates by thirty days written notice to the other or until a new agreement superseding this Agreement has been executed.

     If the above meets with your approval, please sign below, return one copy to us and retain one for your records.

                                             Very truly yours,
                                             AMERICAN STOCK TRANSFER
                                                & TRUST COMPANY


                                             /s/ Michael Karfunkel
                                             ---------------------
                                             Michael Karfunkel
                                             President

AGREED TO AND ACCEPTED THIS
22/nd/ DAY OF NOVEMBER, 1993

THE MORGAN STANLEY HIGH YIELD FUND, INC.

By /s/ Warren J. Olsen
   --------------------

Warren J. Olsen, President
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Print Name and Title

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